Santa Fe Petroleum, Inc. Announces Closing of
First Round of Funding and FINRA Name Change

PLANO, TX, October 3, 2012 /PRNewswire/ – Santa Fe Petroleum, Inc. (the “Company”) (OTCBB: SFPI) (formerly Baby All Corp.) announced today the closing of $335,000 of initial financing at $.50 per share from a private placement memorandum.

Bruce Hall, Chief Executive Officer of the Company stated, “We are pleased to have closed on this first round of financing for the Company.  These initial funds will be used to complete our Project Test Well in Central Texas, which our consulting petroleum engineer has estimated should produce commercial quantities of oil and gas.  Furthermore, it brings the Company a step closer to fulfilling our primary strategy of drilling five-well patterns and using the center well as the injection point for further reservoir stimulation.”

The Company is currently revising the private placement memorandum in order to facilitate its business plan, drilling program and leasing efforts in and around the Test Well.

Additionally, on September 17, 2012, the Company filed a corporate action with FINRA to officially change the name of the Company to Santa Fe Petroleum, Inc.  The foregoing action was taken by written consent of a majority of the Company's shareholders and in accordance with the laws governing the State of Delaware, the Company's Articles of Incorporation and Bylaws.  The name change was effective with FINRA as of September 20, 2012.

For more information about Santa Fe Petroleum, Inc., please visit http://www.sfpetroleum.com.

This news release does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction.

Safe Harbor: This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this release that are not historical facts may be deemed to be forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested herein due to certain risks and uncertainties including, without limitation, ability to obtain financing and regulatory and shareholder approvals for anticipated actions.

Contact: Diane Dangelmaier
888-870-7060 (toll free)
Santa Fe Petroleum, Inc.
4011 West Plano Parkway, Suite 126
Plano, Texas   75093
Email:  info@sfpetroleum.com